Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS OCTOBER SALES; REAFFIRMS THIRD QUARTER EARNINGS OUTLOOK

HOUSTON, TX, November 6, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended November 1, 2003 decreased 6.4% to $57.2 million from $61.1 million in the prior year four-week period ended November 2, 2002. Comparable store sales decreased 10.4% as compared to the prior year, during which comparable store sales increased 6.9%.

The Company stated that its cosmetics and dresses departments had comparable store sales increases during the month, and its accessories, home & gifts, intimate apparel, shoe, special size sportswear and young men's departments performed better than the Company average.

For the third quarter ended November 1, 2003, the Company reported that total sales decreased 3.2% to $197.9 million from $204.4 million last year, while comparable store sales decreased 7.1%.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Our results for the month reflect an unusually warm October which negatively impacted sales of our fall categories and products. Additionally, we had lower levels of clearance goods this year versus last year, which contributed to our strong comparable store sales increase of 6.9% a year ago."

Mr. Scarborough concluded, "Although our sales during the month were lower than expected, our expenses and our gross margin rate were better than anticipated. As a result, we remain comfortable with our previously provided earnings outlook for the third quarter of $0.58 to $0.63 per diluted share using a diluted share count of 20.5 million shares."

--more--

Stage Stores Reports October Sales;

Reaffirms Third Quarter Earnings Outlook

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
2nd Quarter	(3.5)	6.5	207.7	207.5
August	(7.3)	4.5	71.5	74.5
September	(3.8)	(1.8)	69.2	68.8
October	(10.4)	6.9	57.2	61.1
3rd Quarter	(7.1)	2.9	197.9	204.4
Year-To-Date	(6.0)	5.5	603.6	618.6

On October 30th, the Company opened new stores in Ennis and Seabrook, Texas, as well as in Harvey and Marrero, Louisiana and Ruidoso, New Mexico. That brought the number of new stores opened during the first three quarters to 25.

As previously announced, on November 4th, the Company completed its acquisition of Peebles Inc., increasing its store count by 136 stores and expanding its geographic footprint by 14 states. Because the transaction closed in November, October's sales results do not include any contribution from the Peebles stores.

The Company will complete its fiscal 2003 store opening program in November with the opening of an additional 9 new stores. Of the upcoming November openings, 3 stores will be opened in both Texas and Pennsylvania, while single locations will be opened in Indiana, Maryland and West Virginia.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 514 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

--more--

Stage Stores Reports October Sales;

Reaffirms Third Quarter Earnings Outlook

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third quarter of the 2003 fiscal year, as well as the Company's expectations for the timing and the number of planned new store openings. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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